Item 77 C
Matters submitted to a vote of security holders

On October 7, 2004, a special meeting of the shareholders of Hilliard Lyons Growth Fund, Inc. was held. At the meeting the shareholders voted on the following matters as indicated:

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Item                                                     For                   Against              Abstain
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
To approve a proposed Agreement and Plan of
Reorganization, and the transactions contemplated
by the Agreement and Plan of Reorganization, under
which Hilliard Growth Fund would be reorganized
with and into Constellation HLAM Large Cap Quality
Growth Fund, a newly-formed series of the
Constellation Funds, and Hilliard Growth Fund would
be dissolved                                             726,794.35            24,498.00             5,626.00
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To approve an investment advisory agreement with
Constellation Investment Management Company, LP
("CIMCO")                                                720,437.35            24,402.00            12,079.00
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To approve an investment sub-advisory agreement
between CIMCO and Hilliard Lyons Asset Management,
a division of J.J.B. Hilliard, W.L. Lyons, Inc.          720,821.35            24,067.00            12,030.00
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

The reorganization was effected after the close of trading on November 5, 2004 and, as a result, this Form N-SAR reflects information for the period from July 1, 2004 through November 5, 2004.